Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2021, relating to the financial statements of Syndax Pharmaceuticals, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Syndax Pharmaceuticals, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 9, 2021

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